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                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[x]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               ALLIANCE BANCORP
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:


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                    [Logo of Alliance Bancorp Appears Here]

                                                                   June 14, 1999

Dear Fellow Stockholder:

   We would like to thank you, the stockholders, for the strong show of support you have given the Board of Directors. Please be assured that your Board will continue to focus on enhancing the value of your investment and pursuing the best interests of all stockholders. Vote the WHITE proxy card--only the latest
                  ---
dated proxy card counts.

   As we approach the June 23 annual meeting, you should anticipate additional claims being made by LaSalle in connection with their attempt to replace three independent, qualified directors who have been elected by the stockholders. DON'T BE MISLED.

   AN INVESTMENT WORTH PROTECTING -- THE RECORD IS CLEAR

   Your Company is well positioned to deliver further value to stockholders through either continued operations or a merger transaction.
        ------

  . Our earnings per share have grown at an annualized compounded rate of 30% since December 31, 1996 (excluding non-recurring expenses).

  .  Non-performing loans are just 0.37% of total loans.

  . Our loan portfolio has averaged an annualized growth rate of 25% from September 30, 1996 through December 31, 1998.

  . The quarterly cash dividend was increased 12% to $0.56 per share annually.

   IN ADDITION, the Board is not opposed to maximizing stockholder value through a merger with another financial institution.

   STOCK PERFORMANCE. Despite LaSalle's claims, prior to the 1998 market downturn in mid-cap bank stocks, the trading price of Alliance Bancorp common stock annually outperformed a broad market and peer group index (as reported in the annual proxy statements). We are further encouraged in 1999 by the fact that several brokerage firms have either initiated coverage of Alliance Bancorp or have issued favorable recommendations for the common stock. Remember, our
                                                               --------
stock price traded at its 52-week low during the period in late 1998 when LaSalle dumped more than 210,000 shares into the market, or approximately 25% of their position. Since then, the stock price has recovered and has increased more than 68%!

   WHAT ARE LASALLE'S REAL INTERESTS? LaSalle's nominees have not invested one
                                                --------
dollar of their own funds in your Company. The LaSalle Group is attempting to replace three experienced and independent directors of your Company to further the interests and investment objectives of their limited partners--which may
                                                 ----------------
not be consistent with the interests and objectives of all stockholders. In addition, LaSalle has stated that they expect the Company/stockholders to reimburse LaSalle for the significant cost of their proxy campaign. Your Board's constituency is you, and they are committed to maximizing value for all
                                                                            ---
stockholders.
------------

   The nominees for re-election proposed by your Board have the experience and the dedication needed to analyze all options that can potentially enhance stockholder value. Ask yourself who you trust to consider the interests of all
                                                                           ---
stockholders--not just a select group of limited partners. We again thank you for your continued support.

   Please do not hesitate to telephone either of the undersigned if you have any questions, or call our proxy solicitor Kissel-Blake, if you need assistance
               --
in voting.

Sincerely,


/s/ Fredric G. Novy                            /s/ Kenne P. Bristol

Fredric G. Novy                                Kenne P. Bristol
Chairman of the Board                          President and Chief Executive
                                               Officer


                             YOUR VOTE IS IMPORTANT



  .  Regardless of how many shares you own, your vote is very important.

  . If you have not already done so, please sign, date and return the enclosed WHITE proxy card in the enclosed postage-prepaid envelope.

  . If you previously have returned a WHITE proxy card and have not subsequently signed a Green proxy card, no further action by you is required.

  . The Board of Directors respectfully requests that you not return any proxy cards sent to you by the LaSalle Group. If you previously have returned any Green proxy card, even if to withhold authority to vote, please sign, date and return the enclosed WHITE proxy card in the enclosed postage-prepaid envelope.

  . For assistance in voting your shares or further information, please contact the Company at 630-794-8700, or our proxy solicitor:

                                  KISSEL-BLAKE
                         Call Toll Free 1-800-498-2628


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